EXHIBIT 99.1

DTS Announces Additional Repurchase Program

Expects Network Connected Markets to Drive Long Term Value Creation

CALABASAS, Calif., Feb. 22, 2012 (GLOBE NEWSWIRE) -- DTS, Inc. (Nasdaq:DTSI), a leader in high-definition audio, today announced that its Board of Directors has authorized an additional repurchase of up to 2.0 million shares of its common stock in the open market or in privately negotiated transactions in compliance with the Securities and Exchange Commission's rule 10b-18. This brings the total number of shares authorized by the Board for repurchase to 6.0 million since 2006.

"Given our continued financial performance, our significant opportunities for growth and our strong outlook for 2012, we feel very confident in our business prospects in both the near- and the long-term," commented Jon Kirchner, Chairman and Chief Executive Officer. "We believe that repurchasing shares at this time and at these levels represents a very good investment and demonstrates our commitment to continue to build long-term shareholder value."

In a related announcement, the Company reported record fourth quarter and fiscal year 2011 financial results and provided a strong outlook for fiscal year 2012.

About DTS, Inc.

DTS, Inc. (Nasdaq:DTSI) is dedicated to making digital entertainment exciting, engaging and effortless by providing state-of-the-art audio technology to hundreds of millions of DTS-licensed consumer electronics products worldwide. From a renowned legacy as a pioneer in multi-channel audio, DTS became a mandatory audio format in the Blu-ray Disc™ standard and is now increasingly deployed in enabling digital delivery of movies and other forms of digital entertainment on a growing array of network-connected consumer devices. DTS technology is in home theaters, car audio systems, PCs, game consoles, DVD players, televisions, digital media players, set-top boxes, smart phones, surround music software and every device capable of playing Blu-ray™ discs. Founded in 1993, DTS' corporate headquarters are located in Calabasas, California, with its licensing operations headquartered in Limerick, Ireland. DTS also has offices in Northern California, Washington, China, France, Hong Kong, Japan, Singapore, South Korea, Taiwan and the United Kingdom. For further information, please visit www.dts.com. DTS is a registered U.S. trademark of DTS, Inc. All other trademarks are the properties of their respective owners. © 2012 DTS, Inc. All rights reserved.

The DTS, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11752

DTS-I

CONTACT: Investor Contacts:
         Erica Abrams or Matthew Hunt
         The Blueshirt Group for DTS
         415-217-7722
         erica@blueshirtgroup.com
         matt@blueshirtgroup.com

         Press Contact:
         Alan L. Cohen
         DTS, Inc.
         818-436-1081
         alan.cohen@dts.com